Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Issues Notices Concerning Repurchase of its $492 Million Convertible Debentures Due 2021

MINNEAPOLIS, May 28, 2004 – Best Buy Co., Inc. (NYSE: BBY) announced today that it has issued a notice of its intent to redeem all of its convertible debentures due 2021 in the outstanding principal amount at maturity of $492 million (CUSIP NOS. 086516AC5 and 086516AD3). The redemption price per convertible debenture is $720.95, which includes accrued and unpaid interest up to but not including the redemption date of June 27, 2004.

The company has simultaneously issued a required notice to holders of its convertible debentures due 2021, of such holders’ option to require the company to repurchase all or a portion of their debentures on June 27, 2004.

Holders can elect to receive the redemption price in cash or convert their convertible debentures into shares of the company’s common stock at the rate of 11.8071 shares of common stock per convertible debenture up to the close of business on the business day prior to the redemption date.  If the holders elect to receive the redemption price in cash, the company will fund the redemption with cash on hand.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the company’s filings with the Securities and Exchange Commission. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, home-office products, entertainment software and appliances. The company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The company’s subsidiaries reach consumers through more than 750 stores in the United States and Canada.

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